Exhibit 99.1

Aug. 14, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Daryl Bible	Cynthia Williams
Senior Vice President	Senior Executive Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3031	(336) 733-1478

BB&T acquires deposits and certain assets of Colonial Bank in FDIC-assisted deal

Strategically compelling and financially attractive transaction enhances BB&T’s franchise in key markets, CEO says

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) late this afternoon said it has acquired the banking operations of Colonial Bank of Montgomery, Ala. BB&T has acquired $22 billion in net assets and assumed $20 billion in deposits in the transaction. The FDIC and BB&T have entered into a loss sharing agreement covering substantially all acquired loans and securities.

The acquisition, BB&T’s largest in its 137-year history, creates the nation’s eighth largest financial holding company by deposits. It moves BB&T to the No. 4 market share in Alabama and No. 5 in Florida, two key markets in the Southeast. Its No. 4 position in Georgia will not change. BB&T’s goal is to be in the top five in deposit market share in all of its markets.

“Today’s announcement represents an exciting growth opportunity for BB&T,” said BB&T Chief Executive Officer Kelly King. “We’re gaining solid market shares in great markets in Alabama, Florida and Georgia. And it comes with minimal asset risk to BB&T because of our loss sharing agreement with the FDIC.”

The announcement follows a decision by Alabama regulators to close Colonial Bank and name the FDIC as receiver. Under the terms of the agreement, BB&T has assumed all of Colonial Bank’s deposit accounts, whether or not insured by the FDIC. BB&T will not acquire any of the assets or assume any obligations of Colonial’s holding company or select assets and liabilities of Colonial Bank, including any relating to Taylor, Bean and Whitaker Mortgage Corporation.

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Also excluded are assets and liabilities the FDIC determines are related to fraudulent or criminal activities. BB&T is indemnified by the FDIC for any liabilities not expressly assumed in the transaction, including those related to fraudulent, criminal or inappropriate activities of Colonial.

More than 425 BB&T employees will work side-by-side with Colonial employees and their clients during the transition. All of Colonial’s 354 banking offices in Alabama, Florida, Georgia, Texas and Nevada will reopen as branches of BB&T, one of the strongest capitalized banks in the nation. Depositors will continue to be insured by the FDIC to the same extent as before the acquisition.

Over the weekend, Colonial branches that run normal Saturday hours will be open. Depositors can also access their money by writing checks or using ATM or debit cards. Checks drawn on the bank will continue to be processed.

Colonial clients soon will have access to BB&T’s existing network of more than 1,500 ATMs in 11 Southeastern and mid-Atlantic states and Washington, D.C.

“For our valued new clients, this will be a seamless transition effective immediately,” King said. “As far as clients are concerned, it’s simply a combination of two banks. There will be no interruption in service and clients should expect business as usual.”

Colonial had plans to sell its 22 branches in Texas and 22 branches in Nevada. BB&T officials said they’ll make a final decision on those branches at a later date.

Founded in 1981, Colonial has more than 4,500 employees and is one of the 30 largest financial holding companies in the nation.

King said that BB&T emerged as a top candidate for the failed institution because of BB&T’s ongoing strength during the financial crisis. BB&T was one of the first 10 institutions to pay back the government’s investment through the Troubled Asset Relief Program.

BB&T soon will begin communicating “the BB&T story” to Colonial clients, employees and communities, King said. “BB&T has been a strong and stable company over the past 137 years. We want our new clients and communities to know that we’re here for them, their deposits are completely safe and secure, and we’re committed to providing them the BB&T brand of highly personalized service.”

BB&T will create new community bank regions in Birmingham and Montgomery and two in Florida. BB&T is organized as a series of community banks, which allows for decision-making to be kept close to the client. BB&T currently operates 33 community bank regions, each with its own president and senior credit team.

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“Through our decentralized operating structure, we’ll offer Colonial clients the BB&T community bank feel from the same familiar faces they’re used to banking with,” King said. “But we’ll also offer the wide array of banking, insurance, investments and many other financial services you’d expect from one of the nation’s largest financial holding companies.”

BB&T was advised in the transaction by Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Wachtell, Lipton, Rosen & Katz.

BB&T participated in a previous FDIC-aided transaction in December when it paid $112,000 to assume $515 million in deposits from the former Haven Trust Bank of Duluth, Ga. It also received $55 million in assets consisting primarily of cash and marketable securities in that deal.

BB&T will provide more information about the Colonial transaction at www.bbt.com/investor prior to market opening on Monday.

With $152.4 billion in assets, Winston-Salem, N.C.-based BB&T Corporation was the nation’s 10th largest financial holding company by assets and operated more than 1,500 financial centers in 11 states and Washington, D.C., at June 30. More information about the company is available at BBT.com.

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This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.